Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 1, 2003 in the Registration Statement Form S-4 No. 33-00000, and related Prospectus of FTD, Inc. (“the Company”) for the exchange of all of the Company’s outstanding unregistered 7.75% Series A Subordinated Notes due 2014 for the Company’s registered 7.75% Series B Subordinated Notes due 2014.

Chicago, Illinois	/s/ ERNST & YOUNG LLP
March 19, 2004